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                                                                      Exhibit 12

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                                                      Computation of Ratios
Net Income Per Share                                            =   Net Income/Average Common Shares Outstanding

Cash Dividends Per Share                                        =   Dividends Paid/Average Common Shares Outstanding

Book Value Per Share                                            =   Total Shareholders' Equity/Average Common Shares
                                                                     Outstanding

Return on Average Assets                                        =   Net Income/Average Assets

Return on Average Shareholders' Equity                          =   Net Income/Average Shareholders' Equity

Net Interest Margin                                             =   Net Interest Income/Average Earning Assets


Efficiency Ratio                                                =   Noninterest Expense/(Net Interest Income Plus
                                                                     Noninterest Income)

Loans to Deposits                                               =   Net Loans/Average Deposits Outstanding

Dividend Payout                                                 =   Dividends Declared/Net Income

Average Shareholders' Equity to Average Assets                  =   Average Shareholders' Equity/Average Assets

Tier I Capital Ratio                                            =   Shareholders' Equity - Intangible Assets -
                                                                     Securities Mark-to-market Capital Reserve
                                                                     (Tier I Capital)/ Risk Adjusted Assets

Total Capital Ratio                                             =   Tier I Capital Plus Allowance for Loan
                                                                     Losses/Risk Adjusted Assets

Tier I Leverage Ratio                                           =   Tier I Capital/Average Assets

Net Charge-offs to Average Loans                                =   (Gross Charge-offs Less Recoveries)/ Average Net Loans

Non-performing Loans to Total Loans                             =   (Nonaccrual Loans Plus Loans Past Due 90 Days or
                                                                     Greater)/Gross Loans Net of Unearned Interest)

Non-performing Assets to Total Loans Plus OREO                  =   (Nonaccrual Loans Plus Loans Past Due 90 Days or
                                                                     Greater Plus OREO)/Total Loans +OREO

Allowance for Loan Losses to Total Loans                        =   Allowance for Loan Losses/(Gross Loans Net of Unearned
                                                                    Interest

Allowance for Loan Losses to Non-performing Assets              =   Allowance for Loan Losses/(Nonaccrual Loans Plus Loans Past
                                                                    Due 90 days or Greater Plus OREO)

Allowance for Loan Losses to Non-performing                     =   Allowance for Loan Losses/(Nonaccrual Loans Performing
 Loans                                                               Plus Loans Past Due 90 days or Greater)
                                                                                               Exhibit 23 (a)
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